Exhibit 10.8

HCW BIOLOGICS INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The Board of Directors of HCW Biologics Inc. (the “Company”) has approved the following Non-Employee Director Compensation Policy (this “Policy”) which establishes compensation to be paid to non-employee directors of the Company, effective as of the closing of the Company’s initial public offering of common stock (the “Effective Time”), to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company’s Board of Directors.

Applicable Persons

This Policy shall apply to each director of the Company who is not an employee of the Company or any Affiliate (each, a “Non-Employee Director”). “Affiliate” shall mean an entity which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended.

Cash Retainers

The annual cash compensation amount set forth below is payable to Non-Employee Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If a Non-Employee Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each retainer payable for such fiscal quarter will be pro-rated by multiplying such amount by a fraction, the numerator of which will be the number of days of service that the Non-Employee Director provided in such quarter and the denominator of which will be the number of days in such quarter inclusive, with the pro-rated amount paid for the first fiscal quarter in which the Non-Employee Director provides the service and regular full quarterly payments thereafter.

Annual Retainer for Board Membership
All Non-Employee Directors	$40,000
Non-Executive Chairperson of the Audit Committee	$50,000
Non-Executive Chairperson of the Board	$60,000

Equity Retainers

The equity compensation set forth below will be granted pursuant to the terms of the Company’s 2021 Equity Incentive Plan (the “Plan”), as may be amended from time to time. All stock options granted under this Policy will be non-qualified stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan).

Upon initial election to the Board: Without any further action of the Board, each person, who after the Effective Time or within 2 months prior to the Effective Time, is elected or appointed for the first time to be a Non-Employee Director will automatically, upon the date of his or her initial election or appointment to be a Non-Employee Director or, upon Company’s initial public offering if after appointment or election, be granted a non-qualified stock option to purchase shares of the Company’s common stock with an Option Value (as defined below) equal to $100,000 that fully vests on the one year anniversary of the date of appointment to the board. All vesting ceases if the board member resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting.

Additional Annual Grants: Without any further action of the Board, at the close of business on the date of each annual meeting of the Company’s stockholders (“Annual Meeting”) beginning with the 2022 Annual Meeting, the Company will grant each continuing non-employee director who has served as a Non-Employee Director for at least six months prior to the Annual Meeting a non-qualified stock option to purchase shares of the Company’s stock with an Option Value equal to $100,000 that fully vests on the earlier of (i) the one year anniversary of the date of grant and (ii) ii) the date of the first annual meeting of stockholders following the date of grant. All vesting ceases if the board member resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting.

Calculation of Option Value. The “Option Value” of a stock option to be granted under this policy will be determined using the same method the Company uses to calculate the grant-date fair value of stock options in its financial statements, except that no provision shall be made for estimated forfeitures related to service-based vesting.

Discretionary Grants. In addition to the automatic grants described herein, the Board, in its sole discretion, may grant additional equity awards to certain Non-Employee Directors for services to the Company that exceed the standard expectations of an Non-Employee Director or for other circumstances determined to be appropriate by the Board, including, without limitation, an inducement for the Non-Employee Director to remain on the Board.

Expenses

The Company shall reimburse each Non-Employee Director for his or her reasonable business expenses incurred in connection with the performance of his or her duties on the Board, including reasonable travel and other expenses. Each Non-Employee Director shall timely provide to the Company such receipts and other records related to and substantiating such reimbursable expenses as the Company may require, in in accordance with the Company’s travel and expense policy, as in effect from time to time.

[End of Policy]